EXHIBIT 3.7

	E-Filed	Colorado Secretary of State
Document processing fee		Date and Time: 07/12/2013 02:52 PM ID Number: 19981066504
If document is filed on paper
If document is filed electronically		Document number: 20131403909
Fees & forms/cover sheets are subject to change.		Amount Paid: $25.00
To file electronically, access instructions for this form/cover sheet and other information or print copies of filed documents, visit www.sos.state.co.us and select Business Center.
Paper documents must be typewritten or machine printed.		ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment
filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number:	19981066504

1. Entity name:	United Helium, Incorporated
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name: (if applicable)

3. Use of Restricted Words (if any of these
terms are contained in an entity name, true	☐ “bank” or “trust” or any derivative thereof
name of an entity, trade name or trademark	☐ “credit union” ☐ “savings and loan”
stated in this document, mark the applicable	☐ “insurance”, “casualty”, “mutual”, or “surety”
box):

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:	______________________
(mm/dd/yyyy)
OR
If the corporation’s period of duration as amended is perpetual, mark this box: ☑

7. (Optional) Delayed effective date:	______________________
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:	Dudley Gordon E.
(Last) (First) (Middle) (Suffix)
7109 E. 2nd St.
(Street name and number or Post Office information)
Suite G
Scottsdale AZ 85251
(City) (State) (Postal/Zip Code)
United States
(Province – if applicable) (Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty.  While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form.  Questions should be addressed to the user’s attorney.

AMENDMENT
TO THE ARTICLES OF INCORPORATION
OF
UNITED HELIUM, INCORPORATED

Pursuant to the laws of the State of Colorado and the By-Laws of the Corporation, this Amendment to the Articles of Incorporation of United Helium, Incorporated has been approved and adopted by the Board of Directors of the Corporation. The Articles of Incorporation of the Corporation are amended as stated herein:

FIRST: (AMENDED) The name of the corporation has been changed to:

United Helium, Incorporated

SECOND: The Corporation shall have perpetual existence.

THIRD: (a) Purposes. The nature, objects and purposes of the business to be transacted shall be to transact all lawful business for which corporations may be incorporated pursuant to the Colorado Business Corporation Act.

(b) Powers. In furtherance of the foregoing purposes, the corporation shall have and may exercise all of the rights, powers and privileges now or thereafter conferred upon corporations organized under the laws of Colorado. In addition, it may do everything necessary, suitable or proper for the accomplishment of any of its corporation purposes.

FOURTH: (a) (AMENDED) The aggregate number of shares which the corporation shall have the authority to issue is 250,000,000 shares of common stock having no par value per share. The shares of this class of common stock shall have unlimited voting rights and shall constitute the sole voting group of the corporation, except to the extent any additional voting group or groups may hereafter be established in accordance with the Colorado Business Corporation Act.

(b) The corporation may also issue up to 5,000,000 shares of non-voting preferred stock having no par value. The preferred stock of the corporation shall be issued in one or more series as may be determined from time to time by the Board of Directors. In establishing a series the Board of Directors shall give to it a distinctive designation so as to distinguish it from the shares of all other series and classes, shall fix the number of shares in such series, and the preferences, rights and restrictions thereof. All shares in a series shall be alike. Each series may vary in the following respects: (1) the rate of the dividend; (2) the price at the terms and conditions on which shares shall be redeemed; (3) the amount payable upon shares in the event of involuntary liquidation; (4) the amount payable upon shares in the event of voluntary liquidation; (5) sinking fund provisions for the redemption of shares; (6) the terms and conditions on which shares may be converted if the shares of any series are issued with the privilege of conversion; and (7) voting powers.

(c)  Each shareholder of record shall have one vote for each share of stock outstanding in the shareholder's name on the books of the corporation and entitled to vote. Cumulative voting shall not be permitted in the election of directors or otherwise.

(d) At all meetings of shareholders, a majority of the shares of a voting group entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum of that voting group.

(e) Shareholders of the corporation shall have preemptive rights to subscribe for any additional unissued or treasury shares of stock or for other securities of any class, or for rights, warrants or options to purchase stock, or for scrip, or for securities of any kind convertible into stock or carrying stock purchase warrants or privileges.

FIFTH: (AMENDED) The number of directors of the corporation shall be fixed by the bylaws. The Board of Directors shall consist of a minimum of three directors and not more than nine directors. The names and addresses of the current Board of Directors is as follows:

Peter Gerard Trimarco	Raymond S. Hobbs
10267 Celestine Place	7109 East 2nd Street
Parker, Colorado 80134	Scottsdale, Arizona 85251

Gordon E. Dudley
7109 East 2nd Street
Scottsdale, Arizona 85251

SIXTH: (AMENDED) The address of the registered office of the corporation is 10267 Celestine Place, Parker, Colorado 80134.  The name of the registered agent at such address is Peter Gerard Trimarco. The corporation may conduct part or all of its business in any other part of Colorado, of the United States or of the world. It may hold, purchase, mortgage, lease and convey real and personal property in any of such places.

SEVENTH: (AMENDED) The address of the principal offices of the corporation is 7109 East 2nd Street, Suite G. Scottsdale, Arizona 85251.

EIGHTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and the same are in furtherance of and not in limitation or exclusion of the powers conferred by law.

(a) Conflicting Interest Transactions. As used in this paragraph, "conflicting interest transactions” means any of the following: (i) a loan or other assistance by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest; (ii) a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest; {iii) a contract or transaction between the corporation and a director of the corporation or between the corporation and an entity in which a director of the corporation is a director or officer or has a financial interest. No conflicting interest transaction shall be void or voidable, be enjoined, be set aside or give rise to an award of damages or other sanctions in a proceeding by a shareholder or by or in the right of the corporation, solely because the conflicting interest transaction involves a director of the corporation or an entity in which a director of the corporation is a director or officer or has a financial interest, or solely because the director is present at or participates in the meeting of the corporation's Board of Director's or of the committee of the Board of Directors which authorizes, approves or ratifies a conflicting interest transaction, or solely because the director's vote is counted for such purpose if either: (A) the material facts as the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the Board of Directors or the committee, and the board of Directors or committee in good faith authorizes, approves or ratifies the conflicting interest transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors are less than a quorum; or (B) the material facts as to the director's relationship or interest and as to the conflicting interest transaction are disclosed or are known to the shareholders entitled to vote thereon, and the conflicting interest transaction is specifically authorized, approved or ratified in good faith by a vote of the shareholders; or (C) a conflicting interest transaction is fair as to the corporation as of the time it is authorized, approved and ratified by the Board of Directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes, approves or ratifies the conflicting interest transaction.

(b) Loans and Guarantees for the Benefit of Directors. Neither the Board of Directors nor any committee shall authorize a loan by the corporation to a director of the corporation or to an entity in which a director of the corporation is a director or officer or has a financial interest, or a guaranty by the corporation of an obligation of a director of the corporation or of an obligation of an entity in which a director of the corporation is a director or officer or has a financial interest, until at least ten days after a written notice of the proposed authorization of the loan or guaranty has been given to the shareholders who would be entitled to vote thereon if the issues of the loan or guaranty were submitted to a vote of the shareholders. The requirements of this paragraph (b) are in addition to, and not in substitution for, the provisions of paragraph (a) of Article EIGHTH.

(c) Indemnification. The corporation shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the corporation against any claim, liability or expense arising against or incurred by such person made party to a proceeding because the person is or was a director, officer, agent, fiduciary or employee of the corporation or because the person is or was serving the entity as a director, officer, partner, trustee, employee, fiduciary or agent at the corporation's request. The corporation shall further have the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

(d) Limitation on Director's Liability. No director of this corporation shall have any personal liability for monetary damages to the corporation or its shareholders for breach of the Director's fiduciary duty as a director, except that this provision shall not eliminate or limit the personal liability of a director to the corporation or its shareholders for monetary damages for: (i) breach of the director's duty of loyalty to the corporation or its shareholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) voting for or assenting to a distribution in violation of Colorado Revised Statutes § 7-106-401 or these Articles of Incorporation if it is established that the director did not perform the Director's duties in compliance with Colorado Revised Statutes § 7-108-401, provided that the personal liability of a director in this circumstance shall be limited  to the amount of the distribution which exceeds what could have been distributed without violation of Colorado Revised Statutes § 7-106-401 or these Articles of Incorporation; or (iv) any transaction from which the director directly or indirectly derives improper personal benefit.  Nothing contained herein will be construed to deprive any director of the Director's right to all defenses ordinarily available to a director nor will anything herein be construed to deprive any director of any rights the Director may have for the contribution from any other director or other person.

(e) Negation of Equitable Interest in Shares or Rights. Unless a person is recognized as a shareholder through procedures established by the corporation pursuant to Colorado Revised Statutes § 7-107-204 or any similar law, the corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner thereof for all purposes permitted by the Colorado Business Act including without limitation all rights deriving from such shares, and the corporation shall not be bound to recognize any equitable or other claim to interest in such shares or rights deriving from such shares on the part of any other person, including without limitation a purchaser, assignee or transferee of such shares, unless and until such other person becomes the registered holder of such shares or is recognized as such, whether or not the corporation shall have either actual or constructive notice of the claimed interest of such other person. By way of example and not limitation, until such other person has become the registered holder of such shares or is recognized pursuant to Colorado Revised statutes § 7-107-204 or any similar applicable law the person shall not be entitled: (i) to receive notice of the meetings of the shareholders; (ii) to vote at such meetings; (iii) to examine a list of the shareholders;(iv) to be paid dividends or other distributions payable to shareholders; or

(v) to own, enjoy and exercise any other rights deriving from such shares against the corporation. Nothing contained herein will be construed to deprive any beneficial shareholder, as defined on Colorado Statutes § 7-113-101(1), of any rights the beneficial shareholder may have pursuant to Article 113 of the Colorado Business Act or any subsequent law.

The foregoing Amendment to the Articles of Incorporation were adopted by the unanimous vote of the Board of Directors on the 14th day of June, 2013

/s/ Gordon E. Dudley
Gordon E. Dudley, Secretary